EXHIBIT 99.1
AmeriGas Partners, L.P. and AmeriGas Finance Corp. Announce Early Results of Previously Announced Tender Offer for up to $175 Million Aggregate Principal Amount of their Outstanding 9.375% Senior Notes due 2028.
May 26, 2026
VALLEY FORGE, Pa.—(BUSINESS WIRE)—May 26, 2026—UGI Corporation (NYSE: UGI) (the “Company”) announced today the early tender results for the previously announced cash tender offer (the “Offer”) by its subsidiaries, AmeriGas Partners, L.P. (“AmeriGas Partners”) and AmeriGas Finance Corp. (together with AmeriGas Partners, the “Offerors”) for the Offerors’ 9.375% Senior Notes due 2028 (the “Notes”).
The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 11, 2026 (the “Offer to Purchase”). The Company refers investors to the Offer to Purchase for the complete terms and conditions of the Offer. All other terms of the Offer as previously announced in the Offer to Purchase remain unchanged.
As of the previously announced early tender date and time of 5:00 p.m., New York City time, on May 22, 2026 (the “Early Tender Deadline”), according to information provided by D.F. King & Co., Inc., the tender agent and information agent for the Offer, the aggregate principal amount of the Notes as set forth in the table below under “Principal Amount Tendered at Early Tender Deadline” has been validly tendered and not validly withdrawn. Withdrawal rights expired at 5:00 p.m., New York City time, on the Early Tender Deadline.

Title of Security	CUSIP Nos.	Principal Amount Outstanding	Principal Amount Tendered at Early Tender Deadline	Aggregate Principal Amount Accepted for Purchase
	030981AM6
9.375% Senior Notes due 2028	U03030AB6	$492,800,000	$224,771,000	$175,000,000
The Offerors intend to make payment for the Notes that were validly tendered prior to or at the Early Tender Deadline and that are accepted for purchase on May 27, 2026 (the “Initial Settlement Date”).

Holders of such Notes to be purchased on the Initial Settlement Date will receive total consideration of $1,023.44 for each $1,000 principal amount of the Notes tendered, which includes the early tender payment of $30.00 per $1,000 principal amount, plus accrued and unpaid interest up to, but excluding, the Initial Settlement Date for such Notes accepted for purchase.
The acceptance of tendered Notes will be made in accordance with the Offer terms as described in the Offer to Purchase. As the aggregate principal amount of the Notes validly tendered and not validly withdrawn as of the Early Tender Deadline exceeds $175,000,000, which is the maximum aggregate principal amount of the Notes that the Offerors will accept for purchase, any such tendered Notes will be accepted on a pro rata basis as set forth in the Offer to Purchase, subject to a proration factor of approximately 77.9%. As described further in the Offer to Purchase, any Notes tendered and not accepted for purchase will be promptly credited to the tendering holder’s account. Since the Offer for the Notes is fully subscribed at the Early Tender Deadline, the Offerors will not accept for purchase any Notes tendered after the Early Tender Deadline.
Information Relating to the Offer
BNP Paribas Securities Corp. is the dealer manager for the Offer. Questions regarding the Offer should be directed to BNP Paribas Securities Corp. at dl.us.liability.management@us.bnpparibas.com, Attn: Liability Management Group or by calling toll-free at 888-210-4358 or 212-841-3059 (collect). Requests for copies of the Offer to Purchase should be directed to D.F. King & Co., Inc., the Tender Agent and Information Agent for the Tender Offer, at (800) 821-2712 (toll free) or 212-651-9295.
The Offer is being made solely by means of the Offer to Purchase. This press release shall not constitute an offer to purchase or a solicitation of an offer to purchase any securities, nor shall it constitute an offer, solicitation or sale of any securities in any state or jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful.
Cautionary Statements:

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the Offerors’ intention to purchase any Notes. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this press release and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in AmeriGas Partners’ most recent annual report and in the Company’s filings with the U.S. Securities and Exchange Commission, and in the Company’s and the Offerors’ other communications with investors. The Company and the Offerors disclaim any obligation to update or revise any forward-looking statements.

About AmeriGas Partners

AmeriGas Partners is the largest retail propane marketer in the United States, with approximately 800 million gallons of propane sold annually to over 1.0 million customers from approximately 1,390 locations as of September 30, 2025.

About UGI

UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

INVESTOR RELATIONS
610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498